  Exhibit 2(a)
LIMITED LIABILITY COMPANY AGREEMENT

OF

LIGHTHOUSE LIFE CAPITAL, LLC

(A Delaware Limited Liability Company)

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is effective as of July 8, 2020, by LHL Strategies, Inc. (the “Member”) as the sole member of Lighthouse Life Capital, LLC (the “Company”). In consideration of the premises and the covenants hereinafter provided, and other good and valuable consideration, the sufficiency and adequacy of which are acknowledged by the execution of this Agreement, the Member hereby agrees as follows:

ARTICLE I

FORMATION

Section 1.1. Formation and Organization. The Member (a) acknowledges, confirms and ratifies the formation of the Company as a limited liability company under the Delaware Limited Liability Company Act (the “Act”) upon the filing of the Company’s Certificate of Formation (in the form attached hereto as Exhibit A) with the Secretary of State of the State of Delaware on July 8, 2020; and (b) agrees that this Agreement constitutes the “limited liability company agreement” of the Company within the meaning of Act.

Section 1.2. Admission of Member. By executing this Agreement, the Member acknowledges and confirms its admission as the sole member of the Company, all upon the terms and subject to the conditions set forth in this Agreement.

Section 1.3. Name of the Company. The name of the Company is “Lighthouse Life Capital, LLC.” The Company shall conduct its business under such name, or under any assumed, fictitious or other name as may be determined by the Member and permitted by law.

Section 1.4. Principal Place of Business. The principal place of business of the Company shall be located at 1100 E. Hector St., Suite 415, Conshohocken, PA 19428, or at such other place as the Member may determine from time to time. The Company shall qualify to do business in such jurisdictions as the Member may determine.

Section 1.5. Purpose; Powers. The Company is formed for the purpose of engaging in any lawful businesses, purposes or activities for which limited liability companies may be formed under the Act.  The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

ARTICLE II

CAPITALIZATION

Section 2.1. Capital Contributions.

(a) The Member has contributed, or simultaneously with the execution and delivery of this Agreement the Member is contributing, the cash, property or assets set forth on Schedule 2.1, and shall own One Hundred percent (100%) of the membership interests of the Company. Without limiting the foregoing, the membership interest in the Company owned by the Member represents the Member’s 100% participatory share in the profits, losses, distributions, capital and assets of the Company and shall entitle the Member to any and all rights of a member of the Company. The Company will not issue any certificates to evidence ownership of its membership interests.

(b) The Member may in its discretion, but shall not be required to, make any additional capital contribution or lend or advance funds or property to the Company for any reason whatsoever.

ARTICLE III

MANAGEMENT OF THE COMPANY

Section 3.1. Management by Member. The business and affairs of the Company shall be managed and all of its powers shall be exercised by or under the direction of the Member. Without limiting the foregoing, the Member shall have all power and authority of a “manager” within the meaning of the Act.

Section 3.2. Delegation of Authority. The Member shall have the power and authority to delegate authority to any number of individuals or entities, who or which shall have such titles and powers as may be determined by the Member in its sole discretion. Any such delegation may be rescinded at the sole discretion of the Member.

Section 3.3. Other Business. The Member may engage in and/or possess any interest in other businesses or transactions of any nature or description, independently or with others, whether existing on the date hereof or hereafter, and whether or not directly or indirectly competitive with the business of the Company, and may provide services to the Company in other capacities and be separately compensated for such services.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

Section 4.1. Distributions. The Company shall make distributions (including, without limitation, interim distributions) of cash or other property to the Member at such times and in such amounts as the Member may determine.

Section 4.2. Allocation of Profit and Loss. A capital account shall be established and maintained for the Member. All profit or loss of the Company for each period shall be allocated to the Member.

ARTICLE V

FISCAL MATTERS

Section 5.1. Tax Matters. The Company shall prepare and file, or shall cause to be prepared and filed, all tax returns required to be filed for the Company. For federal, state and local income tax purposes, all items of income, loss and deduction shall be allocated to the Member on the same basis as profits are allocated and losses are charged as provided herein, and all items of credit shall be allocated to the Member in the manner provided for in the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations.

Section 5.2. Elections. Except as otherwise specifically provided herein, all tax and accounting decisions and elections required or permitted to be made by the Company under applicable law shall be made by the Member.

Section 5.3. Books and Records. The Company shall maintain or cause to be maintained at its principal place of business complete and accurate books and records of the assets, business and affairs of the Company.

Section 5.4. Limited Liability; Indemnification. The Member shall have no personal liability for the obligations, losses, debts, claims or expenses of or against the Company except to the extent required by a non-waivable provision of the Act. The Company shall indemnify and hold harmless the Member, and may indemnify any officer of the Company as the Member shall determine (the Member and any such officer, an “Indemnitee”), in each case, to the fullest extent permitted by law against losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses and amounts paid in settlement) incurred by such Indemnitee in connection with any claim, action, suit, investigation or proceeding with respect to which such Indemnitee may be made a party or otherwise involved or with which it, he or she shall be threatened by reason of being a member, manager or officer, or while acting as (or on behalf of) the Member on behalf of, the Company. Such attorneys’ fees and expenses shall be paid by the Company as incurred upon receipt, in each case, of an undertaking by or on behalf of such Indemnitee to repay such amounts if it is ultimately determined that such Indemnitee is not entitled to indemnification with respect thereto.

Section 5.5. Certain Expenses.
The Company shall pay such portion of the Member’s overhead expenses as shall be allocated to the Company by the Member in its sole discretion, and such portion of such expenses shall be deemed to have been an expense incurred by the Company.

ARTICLE VI

ADMINISTRATION

Section 6.1. Bank Accounts. The Company shall maintain one or more accounts, including, without limitation, checking, cash management, money market or investment accounts, in such banks or other financial institutions as the Member may select. All amounts deposited by or on behalf of the Company in those accounts shall be and remain the property of the Company. Withdrawals from such accounts shall be made by the signatories designated by the Member. The sole initial signatory for such accounts shall be Michael D. Freedman.

Section 6.2. Fiscal Year. The Company’s fiscal year shall begin on January 1 and end on December 31 of each year.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

Section 7.1. Dissolution. The Company shall be dissolved upon the first of the following events to occur:

(a) the determination of the Member;

(b) the entry of a judicial decree of dissolution of the Company pursuant to the Act; or

(c) if there are no Members.

Section 7.2. Liquidation.

(a) Upon a dissolution of the Company, the Company shall wind up its affairs and distribute its assets as follows:

(1) first, to creditors for the payment of debts and liabilities of the Company (including liabilities to the Member in respect of loans, together with interest thereon);

(2) next, to the establishment of such reserves for contingent liabilities of the Company as are deemed necessary or desirable by the Member; and

(3) thereafter, to the Member.

(b) Following the liquidation of the Company, the Member shall cause to be filed a Certificate of Cancellation of the Certificate of Formation of the Company with the Office of the Secretary of State of the State of Delaware.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Governing Law. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to choice or conflict of laws principles that would defer to the substantive laws of any other jurisdiction.

Section 8.2. Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be illegal, invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any illegal, invalid or unenforceable provision shall be deemed, without further action by the Member, amended and limited to the extent necessary to render such provision, as so amended and limited, legal, valid and enforceable.

Section 8.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Member and the Member’s legal representatives, successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person or entity not a party hereto.

Section 8.4. Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof and shall not have any effect on the construction or interpretation of this Agreement.

Section 8.5. Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

Section 8.6. References. The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof.

Section 8.7. Amendments. Amendments to this Agreement may be made only with the consent of the Member.

IN WITNESS WHEREOF, the Member has duly executed this Agreement as of the date first above written.

LHL STRATEGIES, INC. By: /Michael Freedman_____ Name: Michael Freedman Title: Chief Executive Officer

[Signature Page Lighthouse Life Capital, LLC Operating Agreement]

Exhibit A

Certificate of Formation

Schedule 2.1

Initial Contribution

$100.00